Exhibit 5.7

September 17, 2024

Perrigo Company plc

The Sharp Building

Hogan Place

Dublin 2, Ireland D02 TY74

Ladies and Gentlemen:

In my capacity as Vice President and Deputy General Counsel of Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Company”), I have acted as counsel for Perrigo Direct, Inc., a Georgia corporation (“Perrigo Direct”) and Perrigo Florida, Inc., a Florida corporation (together with Perrigo Direct, the “Guarantors”), each a subsidiary of the Company, in connection with (i) the Registration Statement on Form S-3 filed by the Company and certain of its subsidiaries, including the Guarantors, with the Securities and Exchange Commission (the “SEC”) on September 9, 2024 (as amended from time to time, the “Registration Statement”) and (ii) the guarantees (the “Guarantees” of the Guarantors with respect to the payments on the 6.125% Senior Notes due 2032 (the “USD Notes”) and the 5.375% Senior Notes due 2032 (the “Euro Notes” and together with the USD Notes, the “Notes”), in each case, issued by Perrigo Finance Unlimited Company (“Perrigo Finance”) under the indenture, dated as of December 2, 2014 (the “Base Indenture”), among the Company, Perrigo Finance and Computershare Trust Company, National Association, as successor in interest to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 6, dated as of September 17, 2024, relating to the USD Notes (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “USD Indenture”) and Supplemental Indenture No. 7, dated as of September 17, 2024, relating to the Euro Notes (the “Seventh Supplemental Indenture” and together with the Base Indenture, the “Euro Indenture”; and the USD Indenture and the Euro Indenture collectively, the “Indentures”), both among the Company, Perrigo Finance, certain subsidiaries of the Company, including the Guarantors, as guarantors and the Trustee.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on my part and I express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, I have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic, photostatic or reproduction copies of such agreements, instruments, documents and records of the Company, Perrigo Finance and the Guarantors, such certificates of public officials and such other documents, including a certificate of existence from the state of Georgia and a certificate of good standing from the state of Florida and (iii) received such information from officers and representatives of the Company, Perrigo Finance the Guarantors and others, in each case, as I have deemed necessary or appropriate for the purposes of this opinion.

In all such examinations, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to me as conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, I have relied upon, and assume the accuracy of, any representations and warranties contained in the Indenture and certificates and oral or written statements and other information of or from public officials, officers or other appropriate representatives of the Company, Perrigo Finance, the Guarantors and others and assume compliance on the part of all parties to the Indenture with their covenants and agreements contained therein.

To the extent it may be relevant to the opinions expressed herein, I have assumed that (i) all of the parties to the Indentures (other than the Guarantors) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Indentures, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby, (ii) the Indentures have been duly authorized, executed and delivered by all of the parties thereto (other than the Guarantors), the execution thereof does not or will not violate the charter, the by-laws or any other organizational document of any such parties (other than the Guarantors) or the laws of the jurisdiction of incorporation of any such parties (other than the Guarantors), and (iii) that all of the parties to the Indentures will comply with such agreements and all laws applicable thereto.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

1.   (a) Perrigo Direct is a corporation validly existing and in good standing under the Georgia Business Corporation Code.

(b) Perrigo Florida is a corporation validly existing and in good standing under the Florida Business Corporations Act.

2. Each of the Guarantors has the requisite corporate power to provide Guarantees of the Notes.

3. The Indentures, including the guarantees included therein, have been duly authorized, executed and delivered by each of the Guarantors.

The opinions set forth above are subject to the following qualifications:

With respect to each Guarantor, I have assumed that consideration that is sufficient to support the agreements of each Guarantor under the Indentures has been received by each Guarantor.

The opinions expressed herein are limited to the laws of the States of Florida and Georgia, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein. The opinions expressed herein are given as of the date hereof, and I undertake no responsibility to update or supplement this letter after its delivery.

The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company to be filed with the SEC which will be incorporated by reference in the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

[Signature page follows]

Very truly yours,

/s/ Brad Lorden
Brad Lorden
Vice President and Deputy General Counsel to Perrigo Company plc